Exhibit 99.1

Occam Networks Completes First Closing of Series A-2 Financing

SANTA BARBARA, Calif. - Nov. 20, 2003 - Occam Networks, Inc. (OTCBB: OCCM), a supplier of Ethernet and IP-based loop carrier equipment to telecommunications companies, announced today that it has secured $16.1 million from existing investors in the first closing of its previously announced Series A-2 Preferred Stock financing. Occam previously announced that its Board of Directors had finalized a memorandum of terms concerning the sale and issuance of up to a currently anticipated maximum of $20 million of Series A-2 Preferred Stock. Occam may sell additional shares of Series A-2 Preferred Stock in subsequent private closings. In addition, as previously announced, Occam expects to conduct a rights offering to holders of its common stock after completion of the private placement transactions.

The Series A-2 Preferred Stock was sold at a price of $10.00 per Series A-2 share. Based on the conversion features of the Preferred Stock, the Common Stock equivalent price at which the shares were sold was $0.11 per share.

The Series A-2 Preferred Stock is entitled to a liquidation preference equal to 150% of the original purchase price, which will be payable prior to any distribution to holders of common stock. The liquidation preference will be payable in connection with any liquidation or dissolution of the Company and will include mergers, acquisitions, and similar transactions. After payment of the liquidation preference, any remaining proceeds available for distribution to stockholders will be payable among common stockholders and preferred stockholders pro-rata based on the number of shares held by each (assuming conversion of preferred stock into common stock). If the amounts otherwise payable to Series A-2 stockholders would exceed 300% of the original purchase price, all the assets available for distribution will be distributed pro-rata among common stockholders and preferred stockholders, without regard to the Series A-2 liquidation preference and assuming conversion of the Series A-2 Preferred Stock into Common Stock.

The Series A-2 Preferred Stock sold in connection with this financing (including any shares that may be sold in subsequent closings), and the Common Stock issuable upon conversion thereof, have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act or applicable state securities laws.

Following the initial closing of the Series A Preferred Stock financing, the Company intends to offer holders of all outstanding shares of Common Stock the right to purchase shares of Series A Preferred Stock on terms substantially similar to the terms under which shares have been sold to existing investors. Applicable subscription ratios, record dates, issuance dates, and subscription periods have not yet been determined. In connection with the rights offering, the Company intends to file a registration statement with the Securities and Exchange Commission covering the offer and sale of Series A Preferred

Stock to common stockholders pursuant to the rights offering. The Company has not yet determined when it will commence the rights offering but does not expect to file a registration statement until the private placement transactions relating to the sale of Series A-2 Preferred Stock have been completed.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the securities described herein.

About Occam Networks Inc.

Occam Networks Inc. develops and markets innovative Broadband Loop Carrier networking equipment that enable telephone companies to deliver voice, data and video services. Based on Ethernet and Internet Protocol (IP) technologies, Occam’s equipment allows telecommunications service providers to profitably deliver traditional phone services, as well as advanced voice-over-IP, residential and business broadband, and digital television services through a single, all-packet access network. Occam is headquartered in Santa Barbara, Calif. Additional information can be found at www.occamnetworks.com.

Portions of this press release may contain forward-looking statements regarding future events or the future performance of Occam Networks. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from any future performance suggested in such statements. Rapidly changing technologies and market conditions may require changes to Occam’s products. Occam does not undertake any obligation to publicly update any forward-looking statements as a result of new information, future events or otherwise. Please also refer to the company’s most recent quarterly report on Form 10-Q, annual report on Form 10-K and other filings with the SEC. These filings contain and identify other important factors that could cause actual results to differ materially from those contained in any forward-looking statements.

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Contact:

Howard Bailey

Chief Financial Officer

Occam Networks Inc.

+1 805 692 2908

hbailey@occamnetworks.com

Derek Fay

Connect Public Relations

+1 801 373 7888

derekf@connectpr.com